                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY
                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                               [KV
                                               PHARMACEUTICAL logo]




FOR IMMEDIATE RELEASE


             KV PHARMACEUTICAL COMPANY COMPLETES UNAUDITED FISCAL
              2007 RESULTS; RECEIVES TRADING EXTENSION FROM NYSE

                  FISCAL 2007 MARKED RECORD PROFITABILITY AND
                   12TH CONSECUTIVE YEAR OF RECORD REVENUES

        KV ALSO REPORTS PRELIMINARY FISCAL 2008 THIRD QUARTER REVENUES
                    OF $164 MILLION, UP 39% FROM PRIOR YEAR

February 15, 2008, St. Louis, MO - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures, acquires and markets technology-differentiated branded and generic/non-branded prescription pharmaceutical products, reported today its consolidated results of operations for the 2007 fiscal year ended March 31, 2007. The results have been delayed primarily due to the previously reported investigation by a Special Committee of independent members of the Board of Directors into the Company's former stock option grant practices.

KV is nearing completion of work to restate financial results for the periods affected. In addition to the fiscal 2007 results, KV has also included the following items with today's release:

     o   restated consolidated results for fiscal years 2005 and 2006;
     o   balance sheets as of March 31, 2007 and March 31, 2006 (as restated);
     o a reconciliation of the income statements as restated for fiscal years 2005 and 2006 and the income statements as originally reported; and
     o a reconciliation of the year-end 2006 balance sheet as restated compared to the year-end 2006 balance sheet as originally reported.

The Company also announced that NYSE Regulation, Inc. today granted the Company's request for a trading extension through March 31, 2008, subject to ongoing reassessment. The extension was required under the Exchange's rules due to the Company's delayed filing of its fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission. The Company expects to have resolved all outstanding issues needed to

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

make this filing and to complete its fiscal 2007 filings and restatements of previously reported results for the fiscal years 1996-2006 by March 31, 2008.

KV also reported preliminary, unaudited revenue results for its fiscal 2008 third quarter ended December 31, 2007. Net revenues in this period are estimated to be $163.6 million, up 38.7% from fiscal 2007 third quarter net revenues. The Company's Ther-Rx Corporation branded pharmaceutical business contributed approximately $56.3 million, up 16.6% from the prior fiscal year period and comprising 34.4% of KV's total revenue for the period. ETHEX Corporation, KV's generic/non-branded business, contributed approximately $102.1 million of revenue, up 57.7% from the prior-year quarter, primarily due to sales of the 100 mg and 200 mg strengths of metroprolol succinate extended release tablets launched in the second quarter of fiscal 2008. ETHEX Corporation comprises 62.4% of KV's total revenue for the third quarter period. Complete preliminary results for the fiscal third quarter have not yet been reported due to the Company's focus on completing the financial statements for fiscal 2007 as well as the restated results for fiscal 1996 through 2006. KV expects to report its full preliminary third quarter and nine-month fiscal 2008 results in approximately 4 weeks.

FISCAL 2007 YEAR-END RESULTS

All the financial information presented with this release is unaudited, however, the Company believes that, when filed, its audited financial statements will be consistent with the information presented herein. KV's fiscal 2007 net revenues, for the period ending March 31st, 2007, of $443.6 million represented its 12th consecutive year of record net revenues, led by higher sales from both the Ther-Rx Corporation branded subsidiary, as well as the Company's generic/non-branded subsidiary, ETHEX Corporation. Net earnings were $58.1 million, or $1.05 per diluted Class A Common share compared to $11.4 million, or $0.23 per diluted Class A Common share for fiscal 2006. Net earnings in fiscal 2006 (for the fiscal year ended March 31st, 2006) were reduced by a $30.4 million charge for in-process research and development associated with the acquisition of a development-stage product. Gross profit for fiscal 2007 totaled $296.4 million, or 66.8% of revenue, compared with $243.7 million, or 66.3% of revenue for the prior fiscal year.

During fiscal 2007, KV continued its previously announced investment in research and development to support the growth of its internal product pipeline. Research and development expenses increased to $31.5 million for fiscal 2007, compared to $28.9 million for fiscal 2006, an 8.9% increase. The Company expects the amount of its research and development expenses will increase between 40% and 50% during fiscal 2008 to support the development of important new products.

Selling, general and administrative expenses for fiscal 2007 increased 21.5% to $174.3 million, compared to $143.4 million for fiscal 2006. This increase was due primarily to additional personnel recruited for various levels within the organization throughout the year, promotional expenses to support the Company's existing brands, and to support the introduction of new products at both Ther-Rx and ETHEX during fiscal 2007.

The Company expects selling, general and administrative costs for fiscal 2008 to increase up to 25% over selling, general and administrative expenses for fiscal 2007. This income

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will allow for the continued expansion of existing products, the support of new product introductions, in particular, a branded product, Evamist(TM), as well as anticipated increased head count, legal, facilities and marketing expenses.

The Company reported a decrease in capital expenditures for fiscal 2007 to $25.1 million, compared to $58.3 million for fiscal 2006 and expects that trend from fiscal 2007 will continue during fiscal 2008.

DISCUSSION OF FISCAL 2007 PERFORMANCE - MARKETING SUBSIDIARIES
--------------------------------------------------------------

THER-RX CORPORATION - CONTINUED PERFORMANCE EXECUTION, GENERATING 42.5% OF CONSOLIDATED CORPORATE REVENUES WITH GROSS MARGINS OF 89.0%

Ther-Rx Corporation's net revenues increased $43.2 million, or 29.7% to $188.7 million during fiscal 2007 from the prior year. Ther-Rx net revenues contributed 42.5% of consolidated corporate net revenues and generated gross margins of 89.0% in fiscal 2007.

For fiscal 2007, net sales of the Company's anti-infective product lines increased 20.0%, or $9.3 million, to $56.5 million reflecting the continuing success of Clindesse(R). Clindesse(R), now holds 27.9% of the intra-vaginal bacterial vaginosis market and the product contributed $31.8 million in net revenues during fiscal 2007. For the fifth consecutive year, the PreCare(R) family of products continued to be the number one branded line of prescription prenatal nutritional supplements in the United States. The PreCare(R) product lines, as of December 2007, command a 42.5% share of the branded prescription prenatal market according to IMS and reported net revenues for fiscal 2007 of $72.5 million, a 44.1% increase over the $50.4 million in net revenues reported for fiscal 2006. Included in the PreCare(R) product lines are the leading prescription prenatals containing essential fatty acids (EFA's), PrimaCare(R) and PrimaCare(R) ONE. PrimaCare(R) and PrimaCare(R) ONE now hold a 49.5% share of the prescription prenatal marketplace for products containing EFA's according to IMS NPA(R), the fifth consecutive year these products have held a leadership position in this particular market segment.

Net revenues of Ther-Rx's hematinic product lines grew 31.0% over fiscal 2006, an increase of $11.4 million, to $48.2 million, compared to $36.8 million for fiscal 2006, due to both volume growth and price increases in existing products. Repliva 21/7TM continues to show sales growth and represents both the fastest growing and the number one branded prescription oral iron supplement prescribed in the United States.

STATUS OF ANTICIPATED BRANDED PRODUCT INTRODUCTIONS

EVAMIST(TM)
At the close of fiscal 2007, the Company announced that it had entered into an agreement with California-based VIVUS, Inc. for the purchase of U.S. marketing rights to Evamist(TM), a novel new estrogen transdermal spray that has been developed to deliver estradiol in a convenient easy-to-use dosage form for the treatment of vasomotor symptoms associated with menopause. Under the terms of the all-cash transaction, KV paid $10 million at closing (and recognized a corresponding in-process R&D charge) and made an additional payment of approximately $140 million at the time of final approval

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from the FDA, which occurred in July 2007. There are also two, one-time, success milestone payment obligations tied to the net sales of the product. The Company agreed to pay a one-time payment of $10 million to VIVUS, Inc. at the time the product achieves $100 million in net sales within a marketing year and a one-time payment up to $20 million at the time the product achieves $200 million in net sales within a marketing year.

Evamist(TM) targets an annual $1.3 billion estrogen replacement market (Source: IMS NSP Audit, January 2006 - December 2006) where physicians and patients are seeking an effective and safe, low-dose estrogen product. KV believes Evamist(TM), the first transdermal spray to receive FDA approval, will offer therapeutic effectiveness with estradiol dosing that is among the lowest available for this indication in a manner that is also cosmetically appealing for women.

Evamist(TM) will be marketed by Ther-Rx's current sales force of approximately 300 specialty sales representatives to their already targeted physician specialty base of OB/GYN's. As previously stated, we expect the launch of Evamist(TM) to occur prior to the end of the Company's fiscal 2008 ending March 31, 2008. The Company believes that Evamist(TM) could potentially attain peak annual sales of approximately $125 million for this product with gross margins consistent with those currently being achieved by Ther-Rx Corporation. The Company expects Evamist(TM) will significantly add to the women's health offerings of KV's branded subsidiary, Ther-Rx Corporation.

ACQUISITION OF GESTIVA(TM)
On January 22, 2008, the Company announced that it had entered into a definitive purchase agreement that gives KV full U.S. and worldwide rights to Gestiva(TM) (17-alpha hydroxyprogesterone caproate) upon approval of the pending Gestiva(TM) New Drug Application ("NDA"). The NDA for Gestiva(TM) is currently before the FDA, pending approval for use in the prevention of preterm birth in certain categories of pregnant women. The proposed indication is for women with a history of at least one spontaneous preterm delivery (i.e., less than 37 weeks), who are pregnant with a single fetus. The FDA issued an "approvable" letter for Gestiva(TM) in October 2006 and a final approval is anticipated in late 2008. The FDA has granted Orphan Drug Designation for Gestiva(TM). KV acquired Gestiva(TM) from Massachusetts-based Hologic, Inc. for $82 million in cash, $7.5 million of which was paid at closing. The balance is payable upon final FDA approval and the production of launch quantities. KV expects Gestiva(TM) to be accretive to KV's earnings in the first 12 months following its launch.

The Company believes that Gestiva(TM) will be an important extension to Ther-Rx's growing women's health franchise and believes that this acquisition will further support additional growth and profitability for the Company's branded business.

ETHEX CORPORATION - NEW PRODUCT APPROVALS SUPPORTING GROWTH, CONTRIBUTING 53.1% OF CONSOLIDATED CORPORATE REVENUES WITH GROSS MARGINS OF 58.7%

KV's specialty generic/non-branded subsidiary ETHEX Corporation, reported fiscal 2007 net revenues of $235.6 million, an increase of $31.8 million, or 15.6% compared to fiscal 2006 net revenues of $203.8 million. Results for fiscal 2007 were attributable to continued growth in ETHEX's existing product lines, with particular contribution from the cardiovascular, pain management and cough/cold lines, as well as from net revenue

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

contribution from the ANDA approval received for Diltiazem HCl extended release capsules (generic alternative to Tiazac(R), Forest Laboratories) which was launched late in the second quarter. Even though it was not the first generic to market, ETHEX has already captured 17.9% market share by the end of fiscal 2007 with above-average gross margins and has continued market share gains throughout the first half of fiscal 2008. The increase in net revenues at ETHEX Corporation was reported despite the adverse effect of routine volume and price deterioration on certain products.

ETHEX's operating performance remained strong as measured by gross profit margins. Fiscal 2007 gross margin was 58.7%, up from 54.9% in fiscal 2006. The Company believes its gross margins remain significantly higher than average gross margins in the generic drug industry segment and that trend has continued with the subsequent approval and launch after fiscal 2007 year-end of metoprolol succinate extended release tablets (generic alternative to Toprol-XL(R), AstraZeneca), 100 mg and 200 mg strengths for which the Company was granted a first-to-file approval and a six-months exclusivity period in the marketplace.

The approval of metoprolol succinate extended release tablets was received during the first quarter of fiscal 2008. The 100 mg and 200 mg strengths of metropolol succinate extended release tablets were launched during the second quarter of the Company's current fiscal year, contributing $50.4 million in net revenues to ETHEX Corporation during the second quarter launch period. The Company has applications pending approval at the FDA for the two additional strengths of metoprolol succinate 25 mg and 50 mg. The approval of these two additional strengths, which could come as early as the Company's fiscal 2008 year-end, would position KV to eventually offer all four dosage strengths of metoprolol succinate extended release tablets.

During fiscal 2007, ETHEX Corporation received three approvals from the FDA, including: Diltiazem HCL extended release capsules, Nystatin Topical Powder and a new formulation of Prednisolone Sodium Phosphate. The Company remains optimistic about the potential FDA approvals of important new Abbreviated New Drug Applications (ANDA's) from its robust internal pipeline as it moves through fiscal 2008, which are expected to benefit the overall performance of its generic/non-branded marketing business.

In addition to the large portfolio of products in its own internal development pipeline, the Company also continues to see progress on its products under its co-development agreements. The Company believes that co-development agreements will continue to add incremental revenues to ETHEX's revenue base from its existing products, resulting from new planned introductions during the remainder of fiscal 2008 and beyond.

FISCAL 2007 BUSINESS HIGHLIGHTS:

     o   Concluded an agreement with Beijing Med-Pharm Corporation (NASDAQ:
         BJGP) for exclusive marketing and distribution rights to KV's proprietary prescription, one-dose vaginal cream for bacterial vaginosis (BV), Clindesse(R) (clindamycin phosphate vaginal cream 2%) in the People's Republic of China;

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     o   Concluded an agreement with California-based VIVUS, Inc. for the purchase of U.S. marketing rights to Evamist(TM), a novel estrogen transdermal spray that has been developed to deliver estradiol in a convenient easy-to-use dosage form for the treatment of vasomotor symptoms associated with menopause;

     o Minneapolis Federal District Court jury found in favor of ETHEX/KV on all Lanham Act claims made against KV and its ETHEX generic/non-branded drug subsidiary by the branded pharmaceutical maker Solvay Pharmaceuticals, Inc. pertaining to certain pancreatic enzyme products; and

     o Received in July 2007 FDA approval for the marketing of Evamist(TM) by VIVUS, Inc. for which KV acquired exclusive U.S. marketing rights from VIVUS. Evamist(TM) is expected to be launched prior to fiscal 2008 year-end.

FINANCIAL CONDITION:

The financial condition of the Company remains strong. The Company held cash and marketable securities of $240.4 million at fiscal 2007 year-end. The Company is actively evaluating and pursuing acquisition and other commercial opportunities that are consistent with its strategic goals. Subsequent to fiscal year-end the Company has made sizable additional investments in new products, including by acquisition and internal development.

HIGHLIGHTS ARE AS FOLLOWS:

     o   Debt-to-equity ratio of 0.66-to-1 as of March 31, 2007
     o   Working capital of $372.3 million as of March 31, 2007
     o   20.7% increase in net revenues
     o   21.6% increase in gross profit
     o   408.8% increase in net income
     o   356.5% increase in diluted earnings per Class A Common share

FISCAL 2008 POTENTIAL GROWTH FACTORS:
KV anticipates its 13th consecutive year of record revenues in fiscal 2008. Factors expected to contribute to continued performance include:

     o Continued revenue growth and market share gain for KV's Clindesse(R) branded prescription, one-dose intra-vaginal treatment for BV;

     o Continued revenue growth and market share gain for KV's prescription prenatal product lines, in particular, PrimaCare(R) ONE;

     o Significant revenue contribution from the marketing of the 100 mg and 200 mg strengths of metoprolol succinate during the 180-day exclusivity period granted by the FDA;

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     o   Continued revenue growth from new product introductions into the
         ETHEX product line, including Diltiazem HCl extended release capsules and metoprolol succinate extended release tablets; and

     o Revenue contribution from EvamistTM, the first transdermal spray for the treatment of vasomotor symptoms associated with menopause.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded prescription pharmaceutical subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.
                               ------------------------

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, product launches, regulatory approvals, market position, market share increases, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw

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materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) finalization of the restatement of the Company's financial statements for fiscal periods from 1996 through 2006 and for the quarter ended June 30, 2006, as well as completion of the Company's financial statements for the second, third and fourth quarters of fiscal 2007 and for the full fiscal year ended March 31, 2007, and for the first, second and third quarters of fiscal 2008; (15) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices; and (16) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission; and (17) actions by the NYSE Regulation, Inc. with respect to the continued listing of the Company's stock on the New York Stock Exchange.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.


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
                                            K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                               UNAUDITED CONSOLIDATED BALANCE SHEETS
                                                       (Dollars in thousands)

                                                                                                   MARCH 31,
                                                                                         ---------------------------
                                                                                             2007            2006
                                                                                             ----            ----
                                            ASSETS                                                        (AS RESTATED)
                                            ------
Current Assets:
Cash and cash equivalents............................................................    $    82,574     $   100,706
Marketable securities................................................................        157,812         106,763
Receivables, less allowance for doubtful accounts of $716 and $397
   in 2007 and 2006, respectively....................................................         78,634          53,571
Inventories, net.....................................................................         91,515          71,166
Prepaid and other assets.............................................................          6,571           7,012
Deferred tax asset...................................................................         14,364          10,072
                                                                                         -----------     -----------
   Total Current Assets..............................................................        431,470         349,290
Property and equipment, less accumulated depreciation................................        186,900         178,042
Intangible assets and goodwill, net..................................................         69,010          72,955
Other assets.........................................................................         20,403          19,026
                                                                                         -----------     -----------
TOTAL ASSETS.........................................................................    $   707,783     $   619,313
                                                                                         ===========     ===========

                                         LIABILITIES
                                         -----------
Current Liabilities:
Accounts payable.....................................................................    $    18,506     $    17,975
Accrued liabilities..................................................................         38,776          24,676
Current maturities of long-term debt.................................................          1,897           1,681
                                                                                         -----------     -----------
   Total Current Liabilities.........................................................         59,179          44,332
Long-term debt.......................................................................        239,451         241,319
Other long-term liabilities..........................................................          6,319           5,442
Deferred tax liability...............................................................         38,007          25,221
                                                                                         -----------     -----------
TOTAL LIABILITIES....................................................................        342,956         316,314
                                                                                         -----------     -----------

Commitments and Contingencies
                                     SHAREHOLDERS' EQUITY
                                     --------------------

7% cumulative convertible Preferred Stock, $.01 par value; $25.00 stated and liquidation value; 840,000 shares authorized; issued and outstanding --
   40,000 shares at both March 31, 2007 and
   2006 (convertible into Class A shares at a ratio of 8.4375-to-one)................             --              --
Class A and Class B Common Stock, $.01 par value; 150,000,000 and
   75,000,000 shares authorized, respectively;
     Class A - issued 40,316,426 and 39,660,637 at March 31, 2007
       and 2006, respectively........................................................            403             397
     Class B - issued 12,393,982 and 12,679,986 at March 31, 2007 and
       2006, respectively (convertible into Class A shares on a one-for-one basis)...            124             127
Additional paid-in capital...........................................................        150,818         145,180
Retained earnings....................................................................        269,430         211,410
Accumulated other comprehensive income (loss)........................................             33            (211)
Less: Treasury stock, 3,237,023 shares of Class A and 92,902 shares of Class B
   Common Stock at March 31, 2007, and 3,123,975 shares of Class A and 92,902
   shares of Class B Common Stock at March 31, 2006, at cost.........................        (55,981)        (53,904)
                                                                                         -----------     -----------
TOTAL SHAREHOLDERS' EQUITY...........................................................        364,827         302,999
                                                                                         -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........................................    $   707,783     $   619,313
                                                                                         ===========     ===========

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

                                          K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                          UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                                             (In thousands, except per share data)


                                                                                        YEARS ENDED MARCH 31,
                                                                       -------------------------------------------------------
                                                                           2007                  2006                  2005
                                                                       -----------           -----------           -----------
                                                                                            (AS RESTATED)         (AS RESTATED)

Net revenues......................................................     $   443,627           $   367,640           $   304,656
Cost of sales.....................................................         147,263               123,935               107,948
                                                                       -----------           -----------           -----------
Gross profit......................................................         296,364               243,705               196,708
                                                                       -----------           -----------           -----------
Operating expenses:
    Research and development......................................          31,462                28,886                23,538
    Purchased in-process research and
        development and transaction costs.........................              --                30,441                    --
    Selling and administrative....................................         174,344               143,437               118,263
    Amortization of intangibles...................................           4,810                 4,784                 4,653
    Litigation....................................................          (2,408)                    -                (1,430)
                                                                       -----------           -----------           -----------
Total operating expenses..........................................         208,208               207,548               145,024
                                                                       -----------           -----------           -----------

Operating income..................................................          88,156                36,157                51,684
                                                                       -----------           -----------           -----------

Other expense (income):
    Interest expense..............................................           8,985                 6,045                 5,432
    Interest and other income.....................................          (9,901)               (5,737)               (3,048)
                                                                       -----------           -----------           -----------
Total other expense (income), net.................................            (916)                  308                 2,384
                                                                       -----------           -----------           -----------
Income before income taxes and cumulative effect
    of change in accounting principle.............................          89,072                35,849                49,300
Provision for income taxes........................................          32,958                24,433                18,083
                                                                       -----------           -----------           -----------
Income before cumulative effect of change
    in accounting principle.......................................          56,114                11,416                31,217
Cumulative effect of change in accounting
    principle (net of $670 in taxes)(a)...........................           1,976                    --                    --
                                                                       -----------           -----------           -----------
Net income........................................................     $    58,090           $    11,416           $    31,217
                                                                       ===========           ===========           ===========

(CONTINUED)


--------------------
(a) Change in accounting principle reflects the effect of estimated forfeitures related to outstanding awards that are not expected to vest as of the adoption of FAS 123R.


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
                                          K-V PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME - (CONTINUED)
                                             (In thousands, except per share data)



                                                                                       YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                         2007                  2006                  2005
                                                                      ----------            ----------            ----------
                                                                                           (AS RESTATED)         (AS RESTATED)
Earnings per share before cumulative effect of change in
   accounting principle:
       Basic - Class A common...................................      $     1.19            $     0.24            $     0.68
       Basic - Class B common...................................            0.99                  0.20                  0.56
       Diluted - Class A common.................................            1.02                  0.23                  0.60
       Diluted - Class B common.................................            0.88                  0.20                  0.52

Per share effect of cumulative effect of
   change in accounting principle(a):
       Basic - Class A common...................................      $     0.04            $        -            $        -
       Basic - Class B common...................................            0.04                     -                     -
       Diluted - Class A common.................................            0.03                     -                     -
       Diluted - Class B common.................................            0.03                     -                     -

Earnings per share:
       Basic - Class A common...................................      $     1.23            $     0.24            $     0.68
       Basic - Class B common...................................            1.03                  0.20                  0.56
       Diluted - Class A common.................................            1.05                  0.23                  0.60
       Diluted - Class B common.................................            0.91                  0.20                  0.52

Shares used in per share calculation:
       Basic - Class A common...................................      $   36,813            $   35,842            $   33,734
       Basic - Class B common...................................          12,390                12,918                14,833
       Diluted - Class A common.................................          58,953                49,997                58,633
       Diluted - Class B common.................................          12,489                13,113                15,072


--------------------
(a) Change in accounting principle reflects the effect of estimated forfeitures related to outstanding awards that are not expected to vest as of the adoption of FAS 123R.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                 (Dollars in thousands, except per share data)


1. The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), with the exception that they do not include all of the information and footnotes required by GAAP for complete financial statements. All financial data presented herein is preliminary and subject to audit.

     As the Company previously reported, a Special Committee of independent members of the Company's Board of Directors investigated the Company's stock option policies and procedures. The Special Committee found that our previous accounting for stock-based compensation was not in accordance with GAAP and that corrections to our previously issued consolidated financial statements were required. Management agreed with the Committee's findings and, as a result, our consolidated retained earnings as of March 31, 2006 incorporates an additional $16.3 million of stock-based compensation expense, including related payroll taxes, interest and penalties, net of $2.6 million in income tax benefits

     In addition, and as a separate matter, consolidated retained earnings as of March 31, 2006, incorporates an additional $5.4 million of income tax expense to record additional liabilities associated with tax positions claimed on tax returns filed for fiscal years 2004, 2005 and 2006 that should have been recorded in accordance with GAAP, partially offset by certain expected tax refunds. This adjustment is not related to the accounting for stock-based compensation expense discussed above.

     In addition, our consolidated retained earnings as of March 31, 2006, incorporates a $0.4 million reduction of net income, not previously reported, related primarily to misstatements of net revenues and cost of sales resulting from improperly recognizing revenue prior to when title and risk of ownership of the product transferred to the customer.

2. The following table reconciles the consolidated balance sheet previously reported to the restated amounts as of March 31, 2006:

                                                                                     March 31, 2006
                                                          -----------------------------------------------------------------------
                                                          As Previously                                                    As
                                                             Reported                 Adjustments                       Restated
                                                          -------------               -----------                       --------
Current assets:
Cash and cash equivalents                                 $   100,706                 $         -                     $   100,706
Marketable securities                                         106,763                           -                         106,763
Receivables, net                                               54,746                      (1,175)(f)                      53,571
Inventories, net                                               70,778                         388(f)                       71,166
Prepaid and other assets                                        6,963                          49(a)                        7,012
Deferred tax asset                                              8,034                       2,038(b)(c)(f)(g)              10,072
                                                          -----------                 -----------                     -----------
     Total current assets                                     347,990                       1,300                         349,290
Property and equipment, net                                   178,042                           -                         178,042
Intangible assets and goodwill, net                            72,955                           -                          72,955
Other assets                                                   19,026                           -                          19,026
                                                          -----------                 -----------                     -----------
     Total assets                                         $   618,013                 $     1,300                     $   619,313
                                                          ===========                 ===========                     ===========

Current liabilities:
Accounts payable                                          $    17,975                 $         -                     $    17,975
Accrued liabilities                                            17,100                       7,576(b)(c)(d)(e)(f)(g)        24,676
Current maturities of long-term debt                            1,681                           -                           1,681
                                                          -----------                 -----------                     -----------
     Total current liabilities                                 36,756                       7,576                          44,332
Long-term debt                                                241,319                           -                         241,319
Other long-term liabilities                                     5,442                           -                           5,442
Deferred tax liabilities                                       25,221                           -                          25,221
                                                          -----------                 -----------                     -----------
     Total liabilities                                        308,738                       7,576                         316,314
                                                          -----------                 -----------                     -----------

Commitments and contingencies                                       -                           -                               -

Shareholders' equity:
Preferred stock                                                     -                           -                               -
Class A common stock                                              400                          (3)(d)                         397
Class B common stock                                              127                           -                             127
Additional paid-in capital                                    129,367                      15,813(b)(d)                   145,180
Retained earnings                                             233,496                     (22,086)(a)(b)(c)(e)(f)(g)      211,410
Accumulated other comprehensive loss                             (211)                          -                            (211)
Less: Treasury stock                                          (53,904)                          -                         (53,904)
                                                          -----------                 -----------                     -----------
     Total shareholders' equity                               309,275                      (6,276)                        302,999
                                                          -----------                 -----------                     -----------
     Total liabilities and shareholders' equity           $   618,013                 $     1,300                     $   619,313
                                                          ===========                 ===========                     ===========

------------------------------
(a) Adjustment for accrued interest associated with certain expected tax refunds.
(b) Adjustment for stock-based compensation expense pursuant to APB 25 ($15,632) and income tax impact associated with stock-based compensation expense pursuant to APB 25 ($1,658), partially offset by net effect of tax benefit realized in accrued taxes ($2,432) and excess tax benefit reflected in paid-in capital ($2,094).
(c) Adjustment for payroll taxes, interest and penalties associated with stock-based compensation expense ($3,278) and the related income tax benefit ($909).
(d) Adjustment for exercise deposits received by the Company for stock options in the two-year forfeiture period ($1,916).
(e) Adjustment for additional liabilities associated with tax positions claimed, partially offset by certain expected tax refunds ($5,407).
(f) Adjustment to record revenue and cost of sales when product is received by the customer instead of shipping date for certain customers (decrease in receivables of $1,175; increase in inventories of $388; decrease in deferred tax assets of $125; decrease in accrued liabilities of $414; and, decrease in retained earnings of $498).
(g) Adjustment for reduction in estimated liability associated with employee medical claims incurred but not reported (decrease in deferred tax assets of $66; decrease in accrued liabilities of $179; and, increase in retained earnings of $113).

3. The following table reconciles the Company's previously reported results to the restated consolidated statements of income for the years ended March 31, 2006 and 2005:

                                                                       YEARS ENDED MARCH 31,
                                   ----------------------------------------------------------------------------------------------
                                                       2006                                             2005
                                   ----------------------------------------------  ----------------------------------------------
                                       AS                                              AS
                                   PREVIOUSLY                              AS      PREVIOUSLY                               AS
                                    REPORTED   ADJUSTMENTS              RESTATED    REPORTED   ADJUSTMENTS               RESTATED
                                    --------   -----------              --------    --------   -----------               --------
Net revenues                        $367,618   $     22 (d)             $367,640    $303,493   $  1,163 (d)              $304,656
Cost of sales                        123,894         41 (d)              123,935     107,682        266 (d)               107,948
                                   ----------------------------------------------  -----------------------------------------------
Gross profit                         243,724        (19)                 243,705     195,811        897                   196,708
                                   ----------------------------------------------  -----------------------------------------------
Operating expenses:
  Research and development            28,886          -                   28,886      23,538          -                    23,538
  Purchased in-process research
    and development and
    transaction costs                 30,441                              30,441           -          -                         -
  Selling and administrative         140,395      3,042 (a)(b)(e)        143,437     116,638      1,625 (a)(b)            118,263
  Amortization of intangibles          4,784          -                    4,784       4,653          -                     4,653
  Litigation                               -          -                        -      (1,430)         -                    (1,430)
                                   ----------------------------------------------  -----------------------------------------------
Total operating expenses             204,506      3,042                  207,548     143,399      1,625                   145,024
                                   ----------------------------------------------  -----------------------------------------------
Operating income                      39,218     (3,061)                  36,157      52,412       (728)                   51,684
                                   ----------------------------------------------  -----------------------------------------------
Other expense (income):
  Interest expense                     6,045          -                    6,045       5,432          -                     5,432
  Interest and other income           (5,737)         -                   (5,737)     (3,048)         -                    (3,048)
                                   ----------------------------------------------  -----------------------------------------------
Total other expense (income)             308          -                      308       2,384          -                     2,384
                                   ----------------------------------------------  -----------------------------------------------
Income before income taxes            38,910     (3,061)                  35,849      50,028       (728)                   49,300
  Provision for income taxes          23,123      1,310 (a)(b)(c)(d)(e)   24,433      16,759      1,324 (a)(b)(c)(d)(e)    18,083
                                   ----------------------------------------------  -----------------------------------------------
  Net income                        $ 15,787   $ (4,371)                $ 11,416    $ 33,269   $ (2,052)                 $ 31,217
                                   ==============================================  ===============================================

Earnings per share:
  Basic - Class A common            $   0.33   $  (0.09)                $   0.24    $   0.71   $  (0.03)                 $   0.68
  Basic - Class B common                0.28      (0.08)                    0.20        0.59      (0.03)                     0.56
  Diluted - Class A common              0.31      (0.08)                    0.23        0.63      (0.03)                     0.60
  Diluted - Class B common (f)                                              0.20                                             0.52
Shares used in per share
 calculation:
  Basic - Class A common              36,277       (435)   (g)            35,842      34,228       (494)   (g)             33,734
  Basic - Class B common              13,065       (147)   (g)            12,918      15,005       (172)   (g)             14,833
  Diluted - Class A common            50,729       (732)   (g)            49,997      59,468       (835)   (g)             58,633
  Diluted - Class B common (f)                                            13,113                                           15,072

(a) Adjustment for stock-based compensation expense pursuant to APB 25 ($927 in 2006 and $1,080 in 2005) and the related income tax impact ($286 in 2006 and $323 in 2005).
(b) Adjustment for payroll taxes, interest and penalties associated with stock-based compensation expense ($2,294 in 2006 and $545 in 2005) and the related income tax impact ($635 in 2006 and $151 in 2005).
(c) Adjustment for additional liabilities associated with tax positions claimed, partially offset by certain expected tax refunds ($2,171 in 2006 and $1,498 in 2005).
(d) Adjustment for revenue recognition errors related to shipments made to certain customers and the related income tax impact.
(e) Adjustment for reduction in estimated liability associated with employee medical claims incurred but not reported ($179) and the related income tax impact ($66).
(f) In fiscal 2007, the Company began reporting diluted earnings per share for Class B common stock under the two-class method which does not assume the conversion of Class B common stock into Class A common stock. Previously, the Company did not present diluted earnings per share for Class B common stock.
(g) Adjustment to reflect impact of unrecognized stock-based compensation and excess tax benefits in applying the treasury stock method and unvested stock options in the two-year forfeiture period.